EXHIBIT 99.1

ABBOTT Health Care Worldwide

Abbott Laboratories Corporate Communications Abbott Park, Illinois 60064	For Immediate Release Media Christy Beckmann (847) 938-9725 Financial Community John Thomas (847) 938-2655

ABBOTT LABORATORIES ADJUSTS LITIGATION RESERVES

    ABBOTT PARK, Ill., April 20, 2001—Abbott Laboratories today announced an adjustment in litigation reserves to reflect recent developments related to the U.S. Department of Justice investigation into the marketing and sales practices of TAP Pharmaceutical Products Inc. for Lupron®. TAP Pharmaceutical Products Inc. is a 50/50 joint venture between Abbott and Takeda Chemical Industries, Ltd.

    Discussions between TAP and the Department of Justice are ongoing. The government's inquiry has focused solely on marketing and sales practices, and does not involve the safety and efficacy of Lupron.

    This one-time adjustment in the litigation reserves will cause an adjustment to previously announced first quarter results, as reflected in the attached table. While it is not feasible to predict the outcome of this proceeding with certainty, no material impact on operations, or additional one-time charges are expected.

-more-

    This adjustment to litigation reserves does not impact previously provided diluted earnings-per-share guidance for ongoing results for the second quarter, and for the full-year 2001.

    Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals, and medical products, including devices and diagnostics. The company employs approximately 70,000 people and markets its products in more than 130 countries. In 2000, the company's sales and net earnings were $13.7 billion and $2.8 billion, respectively, with diluted earnings per share of $1.78.

    Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

    Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our 2000 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Three Months Ended March 31, 2001
First Quarter

	As Previously Reported	Adjustment	As Adjusted
Net Sales	$3,559,880,000	$—	$3,559,880,000
Cost of products sold	1,643,318,000	—	1,643,318,000
Research & development	318,280,000	—	318,280,000
Acquired In-process R&D (1)	1,015,000,000	—	1,015,000,000
Selling, general & administrative	747,013,000	—	747,013,000
Net interest expense	26,721,000	—	26,721,000
Net foreign exchange loss	9,070,000	—	9,070,000
(Income) from TAP Pharmaceutical Products Inc. joint venture	(150,057,000)	344,000,000 (3)	193,943,000
Other (income)/expense, net	(4,781,000)	—	(4,781,000)
Earnings Before Taxes	(44,684,000)	(344,000,000)	(388,684,000)
Taxes on earnings (1)(2)	(140,991,000)	(24,080,000)	(165,071,000)
Net Earnings	$96,307,000	$(319,920,000)	$(223,613,000)
Net Earnings Excluding Acquired In-Process R&D And Other One-Time Charges	$734,877,000	—	$734,877,000
Diluted Earnings Per Common Share:
Excluding acquired In-process R&D and other one-time charges	$0.47	—	$0.47
Acquired in-process R&D and other one-time charges (4)	(0.41)	—	(0.41)
Total After One-Time Charges As Previously Reported	0.06	—	0.06
One-Time adjustment to Income from TAP joint venture	—	(0.20)	(0.20	)(5)
Total After Adjustment to income from TAP Joint Venture	$0.06	$(0.20)	$(0.14	)(5)
Average Number of Diluted Common Shares Outstanding	1,565,416,000		1,565,416,000

(1)
In 2001, the in-process research and development charge and related tax benefit are estimates. Final valuation results are expected in the second-quarter 2001.

(2)
The income tax benefit in 2001 is due primarily to the tax benefit of the acquired in-process research and development.

(3)
Reflects impact on litigation reserves related to the U.S. Department of Justice investigation of the marketing and sales practices of TAP Pharmaceutical Products Inc. for Lupron. While it is not feasible to predict the outcome of these proceedings with certainty, management is of the opinion that their ultimate disposition should not have a material adverse effect on Abbott's financial position, ongoing cash flow or the results of ongoing operations. The one-time impact on cash flow upon resolution would occur in a future period.

(4)
Includes $0.40 for acquired in-process research and development and $0.01 for other one-time charges.

(5)
Shares used to calculate the adjustment to income from TAP joint venture and total after adjustment to income from TAP joint venture were basic shares outstanding of 1,547,072,000, in accordance with generally accepted accounting principles.

###